Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-191786 and No. 333-157655 on Form S-8 of Ameren Corporation of our report dated June 26, 2014 appearing in this Annual Report on Form 11-K of the Ameren Corporation Savings Investment Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

South Bend, Indiana
June 26, 2014